FOR IMMEDIATE RELEASE	CONTACT: Mr. Jason Wang

(+86 512 52680988)

Sutor Technology Group Limited
Jiangsu Province
People’s Republic of China
http://www.sutorcn.com
    NEWS RELEASE

FOR IMMEDIATE RELEASE

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES SECOND FISCAL QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2010

DONGBANG TOWN, CHINA, February 9, 2010 –Sutor Technology Group Limited (the “Company”, “Sutor”) (NASDAQ: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of down-stream applications, today announced its financial results for the second fiscal quarter 2010, ended December 31, 2009.

Second Fiscal Quarter 2010 Financial Highlights:

•	Total revenue was US$115.2 million in the second fiscal quarter 2010, an increase of US$21.1 million or 22.4% compared to the same period last year

•	Gross profit was US$8.6 million in the second fiscal quarter 2010, an increase of US$0.55 million, or 6.8% compared to the same period last year

•	Net income was US$4.0 million for the second fiscal quarter 2010, an increase of US$0.8 million or 24.5% compared to the same period last year

•	Fully diluted earnings per share were US$0.11 for the second fiscal quarter 2010, an increase of US$0.02 or 22.2% compared to the same period last year

Ms. Lifang Chen, Chairwoman and CEO of Sutor said, “We are pleased with the second fiscal quarter financial performance and believe our financial results demonstrate a rebound in the steel industry and improved operations at Sutor. Market demand was driven partially by the Chinese government’s stimulus-related spending and on-going industrialization in China, combined with the recovery in the global markets. Sutor also benefited from the 13% export tax rebate issued by the Chinese government for the purpose of encouraging high-tech and high-quality product exports.”

Speaking about the Company’s operations, Ms. Chen continued, “We continue to diversify our customer base and introduce new, innovative product lines and look for business expansion opportunities. In the second fiscal quarter we launched three new products including decorative PPGI steel plate, nano-antibacterial PPGI steel plate and heat insulation PPGI. We expect to launch more new products in calendar year 2010 and our R&D team strives to align green energy with technologically innovative products.

“In November 2009 we completed the acquisition of Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd. which reinforced our optimistic outlook about our leading position in the Chinese fine steel industry thanks to the integration of the two companies’ business operations, sales channels, and supply chains. While we are working on a plan to expand capacity and promote our one stop solution for customers, we expect synergies of the acquisition will be maximized.”

“Our philosophy of providing one-stop solution for fine finished steel is being fully implemented. Our one-stop solution means that we integrate high quality production, valued-added follow-on steel processing services, sales channels, logistics and delivery systems, all of which help to diversify our revenue stream and maximize customer value.”

Second Fiscal Quarter 2010 Financial Results

Revenues. Revenues were US$115.2 million in the second fiscal quarter 2010 compared to US$94.1 million in the same period last year, a 22.4% increase. Domestic sales were US$99.8 million, a 24.8% increase, accounting for 87% of total revenues. International sales were US$15.4 million, a 9.3% increase, accounting for 13% of total revenue.

Total sales volume was 188,786 metric tons in the second fiscal quarter 2010 compared to 121,159 metric tons in the same period last year, a 55.8% increase. The increase of revenues and sales volume were mainly attributable to the company’s new 400,000 metric ton HDG Steel production lines which contributed approximately $23.8 million in revenue during the second fiscal quarter 2010.

Gross Profit. Gross profit in the second fiscal quarter 2010 was US$8.6 million compared to US$8.1 million in the same period last year, a 6.8% increase. Gross margin was 7.5% for the second fiscal quarter 2010 compared to 8.6% for the same period last year. The decrease in gross margin was the result of the decrease in per unit sales price as well as a larger proportion of smaller sized orders received in the second fiscal quarter 2010 compared to the same period last year.

Operating Expenses. Operating expenses, which comprise general and administrative expenses and selling expenses, in the second fiscal quarter 2010 were US$2.2 million compared to US$3.2 million in the same period last year, a 31.3% decrease. General and administrative expenses in the second fiscal quarter 2010 were US$1.2 million, compared to US$2.0 million in the same period last year, a 38.9% decrease. The decrease was primarily the result of higher start up expenses associated with the new HDG Steel productions lines that began operations at the end of September 2008. Selling expenses in the second fiscal quarter 2010 were US$1.0 million compared to US$1.2 million in the same period last year, a 16.7% decrease. The decrease was primarily the result of increased cost controls at the Company.

Income from Operations. Income from operations was US$6.4 million in the second fiscal quarter 2010 compared to US$4.9 million in the same period last year, a 30.6% increase.

Net Income. Net income was US$4.0 million in the second fiscal quarter 2010, compared to US$3.2 million in the same period last year, a 24.5% increase.

Financial Condition

As of December 31, 2009, the Company had cash and cash equivalents of US$13.5 million plus US$61.5 million in restricted cash. The Company had working capital of US$83.4 million.

Recent Developments

On February 1, 2010, the Company hired Naijiang (Eric) Zhou as Vice President of Finance. Mr. Zhou's responsibilities include finance, strategic planning and analysis, investor communications, corporate development, and mergers and acquisitions. Mr. Zhou has more than fifteen years of financial and industrial experience with U.S. and Chinese companies as an investor, analyst and executive at multinational corporations.

Effective January 20, 2010, Gerard Pascale was appointed to serve as an Independent Director on the Board of Directors, Mr. Gerry Pascale also serves as Chairman of the Audit Committee. Mr. Pascale has extensive experience in financial accounting, financial analysis and planning, marketing research, corporate governance and securities.

Conference Call

The dial-in number for the conference call, which will begin today, Tuesday, February 9, 2010 at 9:00 a.m. U.S. Eastern Time (10:00 p.m. February 9, 2010 in Beijing/Hong Kong), is the U.S: +1-877-847-0047; China: +800-8765011; Hong Kong +852 30068101. The conference call passcode is Sutr. A live webcast of the conference call will also be available on our website at http://www.sutorcn.com. All related materials such as PowerPoint can be downloaded by investors from the website of Sutor.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of the leading China-based manufacturers and distributors of high end fine finished steel products and welded steel pipes used by a varitety of down stream applications. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into fine finished steel products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties, including developments in the world economy and in our industry, could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2009, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang
Sutor Technology Group Limited
Tel: +86-512-5268-0988
http://www.sutorcn.com

Mr. Brian M. Prenoveau, CFA
ICR, Inc.
Tel: +1-203-682-8200

--FINANCIAL TABLES FOLLOW—

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
	2009	2009

ASSETS
Current Assets:
Cash and cash equivalents	$13,462,559	$10,653,438
Restricted cash	61,538,740	64,811,741
Trade accounts receivable, net of allowance for
doubtful accounts of $400,104 and $816,268, respectively	4,548,951	12,107,602
Other receivables	431,327	463,916
Advances to suppliers, related parties	78,229,793	76,391,552
Advances to suppliers, net of allowance
of $718,085 and $817,159, respectively	11,375,273	25,039,763
Inventory	41,270,322	44,163,502
Notes receivable	409,524	178,237
Deferred income taxes	289,458	397,998
Total Current Assets	211,555,947	234,207,749
Property and Equipment, net of accumulated depreciation of
$22,131,122 and $18,799,763, respectively	72,869,531	77,242,707
Intangible Assets, net of accumulated amortization of
$379,477 and $345,130, respectively	3,016,922	3,047,498
TOTAL ASSETS	$287,442,400	$314,497,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,836,041	$16,077,413
Advances from customers	10,699,480	18,805,901
Other payables and accrued expenses	4,592,180	3,950,327
Short-term notes payable	103,464,041	104,338,736
Short-term notes payable - related parties	1,570,380	9,900,727
Total Current Liabilities	128,162,122	153,073,104
Long-Term Notes Payable	2,859,995	2,859,995
Long-Term Notes Payable - Related Parties	-	249,996
Total Liabilities	131,022,117	156,183,095

Stockholders' Equity
Undesignated preferred stock - $0.001 par value;
1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized;
37,955,602 shares outstanding	37,955	37,955
Additional paid-in capital	35,617,482	42,233,307
Statutory reserves	12,601,921	12,601,921
Retained earnings	89,393,605	84,865,780
Accumulated other comprehensive income	18,769,320	18,575,896
Total Stockholders' Equity	156,420,283	158,314,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$287,442,400	$314,497,954

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2009	2008	2009	2008
Revenue:
Revenue	$55,735,197	$59,076,972	$112,539,762	$151,914,456
Revenue from related parties	59,439,545	34,994,039	126,443,302	72,213,917
	115,174,742	94,071,011	238,983,064	224,128,373
Cost of Revenue
Other cost of revenue	46,105,949	46,668,073	109,748,484	97,821,119
Purchases from related parties	60,441,799	39,328,152	116,199,098	103,451,621
	106,547,748	85,996,225	225,947,582	201,272,740

Gross Profit	8,626,994	8,074,786	13,035,482	22,855,633

Operating Expenses:
Selling expense	1,044,382	1,226,596	2,648,478	1,962,761
General and administrative expense	1,192,212	1,950,939	2,486,427	2,615,235
Total Operating Expenses	2,236,594	3,177,535	5,134,905	4,577,996
Income from Operations	6,390,400	4,897,251	7,900,577	18,277,637

Other Income (Expense):
Interest income	102,767	503,088	583,339	995,438
Other income	47,161	237,012	366,964	292,584
Interest expense	(1,268,151)	(1,792,095)	(2,615,049)	(3,323,141)
Other expense	(82,689)	(413,122)	(322,278)	(544,985)
Total Other Income (Expense)	(1,200,912)	(1,465,117)	(1,987,024)	(2,580,104)

Income Before Taxes	5,189,488	3,432,134	5,913,553	15,697,533
Provision for income taxes	(1,162,339)	(197,260)	(1,385,728)	(1,600,357)

Net Income	$4,027,149	$3,234,874	$4,527,825	$14,097,176

Basic and Diluted Earnings per Common Share	$0.11	$0.09	$0.12	$0.37

Net Income	$4,027,149	$3,234,874	$4,527,825	$14,097,176
Foreign currency translation adjustment	16,635	(4,588)	193,424	370,392
Comprehensive Income	$4,043,784	$3,230,286	$4,721,249	$14,467,568

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31,
	2009	2008

Cash Flows from Operating Activities:
Net income	$4,527,825	$14,097,176
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
Depreciation and amortization	3,407,563	2,689,333
Deferred income taxes	108,960	177,496
Gain on sale of assets	-	(161,340)
Changes in current assets and liabilities:
Trade accounts receivable, net	7,570,593	4,474,096
Other receivables, net	33,099	(719,793)
Advances to suppliers	13,689,581	34,307,460
Inventories	2,941,681	7,737,497
Accounts payable	(6,173,319)	(401,533)
Advances from customers	(8,125,696)	(12,783,041)
Other payables and accrued expenses	1,364,563	(983,921)
Advances to suppliers - related parties	(11,259,630)	(5,383,047)
Net Cash Provided by Operating Activities	8,085,220	43,050,383

Cash Flows from Investing Activities:
Changes in notes receivable	(231,042)	(4,378)
Purchase of property and equipment, net of value
added tax refunds received	(999,732)	(17,388,802)
Proceeds from sale of assets	-	782,464
Net change in restricted cash	3,344,374	26,535,382
Net Cash Provided by Investing Activities	2,113,600	9,924,666

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	84,726,744	73,688,527
Payments on notes payable	(85,716,426)	(128,568,239)
Proceeds from issuance of notes payable - related parties	199,932	5,787,323
Distribution to shareholders	(6,615,825)	-
Net Cash Used in Financing Activities	(7,405,575)	(49,092,389)

Effect of Exchange Rate Changes on Cash	15,876	13,780

Net Change in Cash	2,809,121	3,896,440
Cash and Cash Equivalents at Beginning of Year	10,653,438	12,494,339
Cash and Cash Equivalents at End of Year	$13,462,559	$16,390,779

Supplemental Non-Cash Financing Activities
Offset of notes payable to related party against receivable from related parties (note 6)	$9,508,621	$-

Supplemental Cash Flow Information
Cash paid during the period for interest	$2,046,656	$2,965,696
Cash paid during the period for taxes	$1,366,124	$2,181,554